As filed with the Securities and Exchange Commission on September 18, 1997
                                                   Registration No. 333-________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                                    Form S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                ---------------

                       ELECTRO SCIENTIFIC INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

                                ---------------

              OREGON                                         93-0370304
   (State or other jurisdiction                            (IRS Employer
 of incorporation or organization)                       Identification No.)

   13900 N.W. Science Park Drive
        Portland,  Oregon                                       97229
      (Address of Principal                                   (Zip Code)
       Executive Offices)

                                ---------------

            Chip Star Inc. ("Chip Star") Incentive Stock Option Plan
                              (Full title of plan)

                                ---------------

                              DONALD R. VANLUVANEE
                      President and Chief Executive Officer
                       Electro Scientific Industries, Inc.
                          13900 N.W. Science Park Drive
                             Portland, Oregon 97229
                     (Name and address of agent for service)

   Telephone number, including area code, of agent for service: (503) 641-4141

                                    Copy to:
                                ANNETTE M. MULEE
                                 Stoel Rives LLP
                         900 SW Fifth Avenue, Suite 2300
                           Portland, Oregon 97204-1268

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------
                                             Proposed       Proposed
                                             Maximum        Maximum         Amount
                          Amount             Offering       Aggregate       of Regis-
Title of Securities       to Be              Price Per      Offering        tration
to Be Registered          Registered         Share          Price (1)       Fee
-------------------       ----------         ---------      ---------       ---------
Common Stock              108,165 Shares     $3.04          $55,107.07      $16.70
-------------------------------------------------------------------------------------

(1)  All shares to be registered on this Form S-8 are issuable pursuant to options which previously have been granted. The Proposed Maximum Aggregate
     Offering Price has been calculated from the 8 following option exercise prices:
                                                     Aggregate
      Number                 Exercise                Exercise
      of Shares              Price                   Price
      ---------              ---------               ------------
      68,027                 $  0.2535               $  17,244.84
      20,408                 $  0.2535               $   5,173.43
      16,440                 $  1.38                 $  22,687.20
         658                 $  3.04                 $   2,000.32
         658                 $  3.04                 $   2,000.32
         658                 $  3.04                 $   2,000.32
         658                 $  3.04                 $   2,000.32
         658                 $  3.04                 $   2,000.32

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents By Reference.
          ----------------------------------------

          The following documents filed by Electro Scientific Industries, Inc. (the "Company") with the Securities and Exchange Commission are incorporated herein by reference:

          (a) The Company's latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 or the latest prospectus filed pursuant to rule 424(b) under the Securities Act of 1933 that contains audited financial statements for the Company's latest fiscal year for which such statements have been filed.

          (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report or prospectus referred to in (a) above.

          (c) The description of the authorized capital stock of the Company contained in the Company's registration statement filed under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating the description.

          All reports and other documents subsequently filed by the Company pursuant to Sections 13(a) and (c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.   Description of Securities.
          --------------------------

          Not Applicable.

Item 5.   Interests of Named Experts and Counsel.
          ---------------------------------------

          Not Applicable.

Item 6.   Indemnification of Directors and Officers.
          ------------------------------------------

          Article VII of the Company's Third Restated Articles of Incorporation indemnifies directors and officers to the fullest extent permitted by law. The effects of Article VII may be summarized as follows:

          (a) The Article grants a right of indemnification in respect of any action, suit or proceeding (other than an action by or in the right of the Company) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, provided the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement, conviction or plea of nolo contendere does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and had reasonable cause to believe his conduct was unlawful.

          (b) The Article grants a right of indemnification in respect of any action or suit by or in the right of the Company against the expenses (including attorneys' fees) actually and reasonably incurred if the person concerned acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no right of indemnification will be granted regarding any claim, issue or matter as to which such person is adjudged to be liable for negligence or misconduct unless permitted by a court.

          (c) Every person who has been wholly successful on the merits of a controversy described in (a) or (b) above is entitled to indemnification as a matter of right. Persons who have not been wholly successful on the merits are not necessarily precluded from being reimbursed by the Company for their expenses so long as (i) the Board of Directors, by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, determines that their conduct has met the standards required for indemnification set out in the Oregon statutes; (ii) independent legal counsel renders written advice that in their opinion such person has met the standards for indemnification; (iii) the stockholders determine that the person has met the standards for indemnification; or (iv) the court in which the action, suit or proceeding was pending determines that indemnification is proper.

          (d) The Company may pay expenses incurred in defending an action, suit or proceeding in advance of the final disposition thereof upon receipt of a satisfactory undertaking to repay in the event indemnification is not authorized.

          (e) The above paragraphs summarize the indemnification expressly authorized by the Oregon Business Corporation Act (the "Act"). Article VII provides for indemnification to the fullest extent permitted by law, which is intended to provide indemnification broader than that expressly authorized by the Act. It is unclear to what extent Oregon law permits such broader indemnification. The limits of lawful indemnification may ultimately be determined by the courts.

          The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any statute, agreement, vote of shareholders or directors or otherwise.

          The Company has directors' and officers' insurance coverage which insures directors and officers of the Company and its subsidiaries against certain liabilities.

          The Company has also entered into indemnity agreements with certain directors and officers. While the indemnity agreements in large part incorporate the indemnification provisions of the Act as described above, they vary from the statute in several respects. In addition to the indemnification expressly permitted under the statute, the agreements provide for indemnification for settlements in derivative lawsuits and expand coverage in proceedings involving a breach of fiduciary duty to include judgments. The contracts also require the Company to pay expenses incurred by an indemnitee in advance of final disposition of a suit or proceeding upon request of the indemnitee, without regard to the indemnitee's ability to repay the sum advanced and without prior approval of the directors, stockholders or court, or the receipt of an opinion of counsel. A claimant would thus be entitled to receive advanced expenses unless action were taken to prevent such payment. The agreements also generally shift the presumption in favor of indemnification of the indemnitee. Partial indemnification is also expressly authorized by the agreements.

Item 7    Exemption From Registration Claimed.
          ------------------------------------

          Not Applicable.

Item 8.   Exhibits.
          ---------

          4.1 Third Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3-A to the Company' Annual Report on Form 10-K for the year ended May 31, 1991, File No. 0-12853).

          4.2 Bylaws of the Company (incorporated by reference to Exhibit 3-B to the Company's Annual Report on Form 10-K for the year ended May 31, 1994, File No. 0-12853).

          5.1    Opinion of Stoel Rives LLP.

          23.1   Consent of Independent Public Accountants.

          23.2   Consent of Stoel Rives LLP (included in Exhibit 5.1).

          24.1   Powers of Attorney.

Item 9.   Undertakings.
          -------------

          (a) The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon on September 18, 1997.

                                       ELECTRO SCIENTIFIC INDUSTRIES, INC.


                                       By: /s/ BARRY L. HARMON
                                           -------------------------------------
                                           Barry L. Harmon
                                           Senior Vice President and
                                           Chief Financial Officer

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 18, 1997.

           Signature                                   Title
           ---------                                   -----

*DONALD R. VANLUVANEE                  President, Chief Executive Officer, and
----------------------------------     Director (Principal Executive Officer)
 Donald R. VanLuvanee


 BARRY L. HARMON                       Senior Vice President and Chief
----------------------------------     Financial Officer (Principal Financial
 Barry L. Harmon                       and Accounting Officer)


*DAVID F. BOLENDER                     Director
----------------------------------
 David F. Bolender


*DOUGLAS C. STRAIN                     Director
----------------------------------
 Douglas C. Strain


*LARRY L. HANSEN                       Director
----------------------------------
 Larry L. Hansen


*W. ARTHUR PORTER                      Director
----------------------------------
 W. Arthur Porter


*VERNON B. RYLES, JR.                  Director
----------------------------------
 Vernon B. Ryles, Jr.


*KEITH L. THOMSON                      Director
----------------------------------
 Keith L. Thomson


       * By: /s/ BARRY L. HARMON
             ----------------------------------
             Barry L. Harmon, Attorney-in-Fact

                                  EXHIBIT INDEX


Exhibit
Number     Document Description
-------    --------------------

  4.1 Third Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3-A to the Company's Annual Report on Form 10-K for the year ended May 31, 1991, File No. 0-12853).

  4.2 Bylaws of the Company (incorporated by reference to Exhibit 3-B to the Company's Annual Report on Form 10-K for the year ended May 31, 1994, File No. 0-12853).

  5.1     Opinion of Stoel Rives LLP.

  23.1    Consent of Independent Public Accountants.

  23.2    Consent of Stoel Rives LLP (included in Exhibit 5.1).

  24.1    Powers of Attorney.